 Terms supplement to the prospectus dated June 5, 2018 the prospectusdated June 5, 2018 and the underlying supplement dated June 5, 2018  North America Structured Investments  7yrNC1yr S&P Economic Cycle Factor Rotator Callable PPN  Registration Statement  Nos. 333-222672 and 333-222672-01  Dated May 5, 2018  Rule 424(b)(3)  Overview  The S&P Economic Cycle Factor Rotator Index (the “Index”) is a rules-based index that seeks to rotate its exposure among one offour distinct strategies (each, a “Sub-Index”) based on the current U.S. business cycle indicated by the Chicago Fed National  Activity Index (CFNAI). The CFNAI is a weighted average of 85 monthly indicators of national economic activity that provides asingle, summary measure of a common factor in these national economic data. Historical movements in the CFNAI have tended inthe past to track periods of economic expansion and contraction, as well as periods of increasing and decreasing inflationarypressure. Each Sub-Index is a rules-based index that seeks to maintain a target volatility of 6% by dynamically allocating betweenthe relevant U.S. excess return style index that it references (each, an “Underlying Equity Index”) and the S&P 5-Year U.S.  Treasury Note Futures Excess Return Index (the “Underlying Treasury Index”). Each Sub-Index deducts a notional borrowing cost  based on calculated based on a composite LIBOR rate.  The Notes are designed for investors who seek an early exit prior to maturity at a premium, if, on any Review Date, the closing levelof the Index is at or above the applicable Call Value. The Call Value will be equal to a percentage of the Initial Value that increasesprogressively over the term of the Notess, starting at 102.40% of the closing level of the Index on the pricing date.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Underlying: S&P Economic Cycle Factor Rotator Index  Underlying Ticker: SPECFR6P  Hypothetical Examples of Amounts UponAutomatic Call or at Maturity**  Return at  Index Return Total Return if Total Return at Total Return at Maturity  at Review Called at First Third Review Sixth Review (applicable if  Date Review Date* Date* Date* there is no  early call)  30.00% 8.00% 24.00% 48.00% 30.00%  20.00% 8.00% 24.00% 48.00% 20.00%  10.00% 8.00% 24.00% N/A 10.00%  5.00% 8.00% N/A N/A 5.00%  Review Date Call Value  First 102.40%  Call Premium*  0.00%  At least 8.00%  N/A N/A N/A 0.00%  Second 104.80% At least 16.00%  Third 107.20% At least 24.00%  Fourth 109.60% At least 32.00%  Fifth 112.00% At least 40.00%  -5.00% N/A N/A N/A 0.00%  -20.00% N/A N/A N/A 0.00%  Sixth (Final)  114.40%  At least 48.00%  -30.00%  N/A  N/A  N/A  0.00%  Automatic Call: If the closing level of the Index on any Review Date is greater than or equal to the applicable  Call Value, the Notes will be automatically called for a cash payment, for each $1,000 Notes,  equal to (a)$1,000 plus (b) the Call Premium Amount applicable to that Review Date,  payable on the applicable Call Settlement Date. No further payments will be made on theNotes.  Payment At Maturity: If the Notes have not been automatically called, at maturity, you will receive a cash payment,  for each $1,000 Note, of $1,000 plus the Additional Amount, which may be zero.  Participation Rate: 100%  Call Review Dates: Annually  Pricing Date: June 26, 2018  Maturity Date: June 30, 2025  CUSIP: 48129MZG4  Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/48129MZG4/doctype/Product_Termsheet/document.pdf  For more information about the Annual Percentage Yield (“APY”) or the estimated value of  the Notes, which will be lower than the price you paid for the Notes, please see the hyperlinkabove.  -50.00% N/A N/A N/A 0.00%  -60.00% N/A N/A N/A 0.00%  -80.00% N/A N/A N/A 0.00%  -100.00% N/A N/A N/A 0.00%  N/A - indicates that the Notes would not be called on the applicable Review Dateand no payment would be made for that date.  * Reflects a call premium of 8.00%. The call premium will be determined on the  Pricing Date and will not be less than 8.00% per annum, annualized.  ** The hypothetical returns on the Notes shown above apply only if you hold theNotes for their entire term. These hypotheticals do not reflect fees or expenses thatwould be associated with any sale in the secondary market. If these fees andexpenses were included, the hypothetical returns would likely be lower.  Investing in the notes linked the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the relevant product supplement and the underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement.  Neither the securities and exchange commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement,  prospectus supplement or prospectus. Any representation to the contract is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other government agency and are not obligations of, or guaranteed by, a bank. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  7yrNC1yr S&P Economic Cycle Factor Rotator Callable PPN  Selected Benefits  • The Notes offer full repayment of principal at maturity.  • Potential early exit with appreciation as a result of automatic call feature  • Investment in the Notes is not subject to a maximum return or averaging in the return calculation.  • The Index allocates exposure among on of four Sub-Indices referencing the following Underlying Equity  Indices based on the 3-Month Average and 3-Month Change in the CFNAI to determine what cycle theeconomy is in, according to the table below.  • Momentum: the S&P Momentum United States LargeMidCap (USD) Excess Return Index,  represents a momentum strategy, is designed to measure the performance of securities in the  U.S. equity market that exhibit persistence in their relative performance.  • Value: the S&P 500® Pure Value Excess Return Index represents a value strategy, is  designed to track the performance of stocks in the S&P 500® Index that exhibit the strongestvalue characteristics by reference to (1) book value to price ratio, (2) earnings to price ratioand (3) sales to price ratio.  • Buyback (Quality): the S&P 500® Buyback FCF Excess Return Index represents a buyback  strategy, is designed to measure the performance of the 30 companies in the S&P 500®  Buyback Index (other than the JPMorgan Chase & Co., Visa and their past or presentaffiliated companies) with the highest free cash flow yields.  • Low Volatility: the S&P 500® Low Volatility High Dividend Excess Return Index represents a  low-volatility, high-dividend strategy, is designed to measure the performance of the 50 least-  volatile high dividend-yielding companies in the S&P 500® Index.  Disclaimer  Selected Risks  • The notes may not pay more than the principal amount at maturity.  • The Underlying Equity Indices will include the deduction of a notional financing cost calculated based on the relevant LIBOR rates.  • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co  • The Call Value for each Review Date is greater than the Initial Value and increases progressively over the term of the notes.  • If the notes are automatically called, the appreciation potential of the notes is limited to any Call Premium paid on the notes.  • The automatic call may force a potential early exit.  • No interest payments, dividend payments or voting rights.  • Our affiliate, J.P. Morgan Securities LLC (“JPMS”), worked with S&P Dow Jones Indices LLC in developing the guidelines and policies  governing the composition and calculation of the Index.  • The Underlying Equity Indices are excess price return indices that include the deduction of a notional financing cost based on the  relevant LIBOR rates.  • JPMorgan Chase & Co. is one of the companies that make up the S&P 500® Index and may be included in three Underlying Equity  Indices.  • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Equity  Indices and the Underlying Treasury Index (the “Underlying Indices”) and the CFNAI.  • The Index may not approximate its target volatility.  • The Index may be significantly uninvested.  • The Index may be more heavily influenced by the performance of the relevant Underlying Equity Index than the performance of the  Underlying Treasury Index in general over time.  • A significant portion of the Index’s exposure may be allocated to the Underlying Treasury Index.  • Changes in the value of the relevant Underlying Indices may offset each other or may become correlated in decline.  • The investment strategy used to construct the Index involves daily adjustments to its notional exposure to the Underlying Indices.  • There is no assurance that the strategies employed by the Underlying Equity Indices will be successful  • The Underlying Equity Indices are subject to concentration risk.  • The Underlying Treasury Index is subject to significant risks associated with futures contracts.  • Uncertainty about the future of LIBOR may affect LIBOR rates.  • The Index, which was established on August 16, 2016, and some of the Underlying Equity Indices, which were established recently,  have limited operating histories and may perform in unanticipated ways.  • The Underlying Treasury Index is an “excess return” index and not a “total return” index because it does not reflect interest that could  be earned on funds notionally committed to the trading of futures contracts.  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value  of the notes for a limited time period.  • Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at  which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of yourprincipal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation  agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P.Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax  consequences of an investment in the notes.  The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results,whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by asubsequent term sheet and/or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such termsheet and/or disclosure supplement shall govern.  Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type ofinformation has inherent limitations and you should carefully consider these limitations before placing reliance on such information.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and  cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon asproviding accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com